Exhibit 10.2

RETIREMENT AGREEMENT AND RELEASE

THIS RETIREMENT AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Invacare Corporation, an Ohio corporation (the "Company") and Gerald B. Blouch ("Executive"), with an Effective Date as defined herein.

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer and President and has been serving as a Director on its Board; and

WHEREAS, Executive desires to retire from his employment with the Company, and the Company accepts his retirement effective July 31, 2014 on the terms set forth herein; and

WHEREAS, the Company and Executive wish to resolve all matters and issues between them arising from or relating to Executive's employment by the Company or service on its Board of Directors.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

ARTICLE I -- CONSIDERATION

Section 1.1.Retirement. Executive, through his signature below, voluntarily retires from his employment with the Company, resigns and retires from the Company’s Board of Directors, and retires as a director, officer, manager, or from other service in any role for any Affiliate of the Company, effective July 31, 2014 ("Date of Retirement"). The Company, through its execution below, hereby consents to and accepts Executive’s retirement and resignations as of the Date of Retirement. Executive’s employment records with the Company will reflect the voluntary nature of the cessation of his employment, and the Company and Executive each expressly acknowledge that he has not been "discharged" or "terminated" by the Company, constructively or otherwise.

Section 1.2. Retention Period. During the period between the date of signing this Agreement and the Date of Retirement, Executive shall continue to be employed by the Company (the “Retention Period”).

(a)
During the Retention Period, Executive will perform his current duties and/or other appropriate duties reasonably comparable to his current duties as may be assigned by the Company, including, but not limited to, transitioning pending business matters and training any person or persons designated by the Company to undertake any of the duties of Executive’s position; and

(b)
During the Retention Period, through and including the Date of Retirement, Executive shall continue to be compensated at his regular pay and employee benefits at such level as his pay and benefits existed immediately prior to the date of this Agreement.

Section 1.3.Initial Payments. Provided that the Executive signs, before September 30, 2014, the General Release of Claims attached hereto and incorporated herein as Exhibit A (the “Release”), and such Release is not revoked during the time period specified therein, then, upon the Effective Date of the Release (as defined in the Release), Executive will be entitled to the following payments as retirement benefits in recognition of Executive’s service to the Company:

(a)
the continuation of his salary, at a rate equal to fifty percent (50%) of his base salary as it existed immediately prior to the Date of Retirement, in accordance with the Company’s regular payroll cycle, for the period beginning on the day after the Date of Retirement and continuing through the end of the payroll period for which payment would be made on or most closely preceding March 15, 2015 (the “March 15 Payroll Period”); and,

(b)	monthly payments of Eighteen Thousand Eight Hundred Eighty Eight Dollars and Eighty Eight Cents ($18,888.88) for the period commencing on August 31, 2014 and ending on February 28, 2015; and

(c)
additional monthly payments of Eight Hundred and Seventy-five Dollars ($875) for the period commencing on August 31, 2014 and ending on February 28, 2015 (but subject to earlier termination pursuant to §1.6 if Executive commences employment which provides health insurance coverage).

Such payments will commence following the later of (i) the Date of Retirement and (ii) the Effective Date of the Release, but shall be paid retroactive to first day of the applicable periods for which they are to be made as indicated above, and shall be payable less any applicable payroll taxes and withholdings and in a manner consistent with the Company’s regular payroll practices.

Section 1.4.Further Salary Continuation Payments. Provided that the Effective Date of the Release has occurred as referenced in §1.3 above, then upon such Effective Date, Executive will be entitled to the continuation of his salary, as a retirement benefit, at a rate equal to fifty percent (50%) of his base salary as it existed immediately prior to the Date of Retirement, in accordance with the Company’s regular payroll cycle, for the period commencing with the payroll period after the March 15 Payroll Period and continuing thereafter until eighteen (18) months after the Date of Retirement, through and including January 31, 2016 (the “Salary Continuation Period”), all less applicable payroll taxes and withholdings and payable in a manner consistent with the Company’s regular payroll practices.

Section 1.5.Retirement Recognition Payments. Provided that the Effective Date of the Release has occurred as referenced in §1.3 above, then upon such Effective Date, in recognition of Executive’s service to the Company, the Company will make additional equal monthly payments to Executive of Eighteen Thousand Eight Hundred Eighty Eight Dollars and Eighty Eight Cents ($18,888.88) commencing on March 31, 2015 and ending on January 31, 2016, all less applicable payroll taxes and withholdings and payable in a manner consistent with the Company’s regular payroll practices.

Section 1.6.Welfare Benefits. Provided that the Effective Date of the Release has occurred as referenced in §1.3 above, then upon such Effective Date, Executive will be entitled to payment by the Company of additional monthly payments of Eight Hundred and Seventy-five Dollars ($875) (intended to reflect the approximate cost of certain group health, dental, and vision benefits he otherwise would be entitled to receive if he remained an active employee), commencing on March 31, 2015 and ending on January 31, 2016, all less applicable payroll taxes and withholdings and payable in a manner consistent with the Company’s regular payroll practices. During the Salary Continuation Period, if Executive commences employment which provides health insurance coverage to Executive (as distinguished from eligibility or participation in Medicare coverage as his primary coverage), then only in such instance shall the Company’s obligation to provide such payments as an alternative for group health insurance benefits as described in this §1.6 (and §1.3(c), as applicable) terminate as of the date that Executive becomes covered by such new health insurance coverage. To that end, Executive agrees to notify the Company of any employment commenced by Executive which provides health insurance during the Salary Continuation Period.

Section 1.7.Restricted Stock. Provided that the Effective Date of the Release has occurred as provided in §1.3 above, then upon such Effective Date, any unvested time-based restricted stock of the Company held by Executive, as reflected in restricted stock award agreements with grant dates as of August 18, 2010; September 2, 2011; August 14, 2012; and March 18, 2013, will continue to vest through January 31, 2015 in accordance with the terms of the applicable award agreement, but notwithstanding any provision thereof that would cause vesting to cease prior to such date. Thereafter, effective February 1, 2015, all remaining unvested time-based restricted stock of the Company will be immediately forfeited in accordance with the terms of the applicable award agreement. Following the Date of Retirement, the performance share award agreement for 20,800 performance based restricted shares dated March 7, 2014 (the “PRSA Agreement”) shall entitle Executive to prorated vesting for Executive for the seven (7) months of Performance Period (as defined in the PSRA) that he was an employee of the Company, all as and to the extent as set forth in the PSRA. In the event that the terms of this Agreement cause Executive to recognize taxable income prior to the scheduled vesting date for any restricted shares, then the parties agree that the Company will withhold such number of restricted shares as shall equal 41.7% of the total number of such shares for which taxable income is to be recognized (rounded down to the nearest whole share).

Section 1.8.Stock Options. Provided that the Effective Date of the Release has occurred as provided in §1.3 above, then upon such Effective Date, (i) all outstanding stock options of the Company held by the Executive as reflected by a stock option award agreement dated with a grant date of August 18, 2010 for an aggregate of 12,500 unvested shares at $25.24 and a stock option grant dated as of September 2, 2011 providing for unvested options on 49,850 shares at $24.45 per share will continue to vest in accordance with the vesting schedule set forth in each applicable award agreement (notwithstanding any agreement or provision to the contrary in the applicable award agreements) and will remain exercisable for the duration of the term of the option agreement; and (ii) 25,000 out of each total of 31,250 shares that vest on each of September 30, 2014, 2015 and 2016, respectively, under the stock option award agreement grant dated as of August 14, 2012 (the “August 2012 Grant”) will continue to vest (for options on a total of 75,000 shares), as provided in such award agreement (notwithstanding any agreement or provision to the contrary in the applicable award agreement) and will remain exercisable for the duration of the term of said option agreement; and (iii) all other unvested portions of any stock options held by Executive (including options on the 18,750 shares under the August 2012 Grant that are not covered by the foregoing sub-clause 1.8 (ii) above) will terminate and expire as of the Date of Retirement; and (iv) any vested portions of any other stock options held by Executive will remain exercisable following retirement to the extent provided in the applicable award agreement, which the parties agree is for the remaining duration of the term of the option agreement following Executive’s retirement.

Section 1.9.Death Benefit Only Plan. Upon the Date of Retirement, Executive will continue as a Participant in the Company’s Death Benefit Only Plan at 1x his annual salary, and otherwise in accordance with the terms of such plan.

Section 1.10.Personal Umbrella Insurance Coverage. Upon the Date of Retirement, Executive will retain his personal liability umbrella coverage, on the same basis as such coverage was provided to Executive prior to the Date of Retirement, continuing through the expiration of such policy’s current term.

Section 1.11.Retirement Benefits. Upon the Date of Retirement, the Executive shall become entitled to any benefits he has accrued, less applicable payroll taxes and withholdings, under the Company’s retirement benefit plans, including the Invacare Corporation Retirement Savings Plan, the Invacare Corporation 401(k) Plus Benefit Equalization Plan (the “401(k) Plus Plan”), the Invacare Corporation Deferred Compensation Plus Plan and the Supplemental Executive Retirement Plan (the “Retirement Plans”). The Executive acknowledges that his participation as an active employee in the Retirement Plans will cease as of the Date of Retirement and he will not be entitled to any additional benefit accruals thereunder. Payments made with respect to each Retirement Plan will be made at the earliest practicable time allowable under and subject to the terms and procedures of such plan, including with respect to distribution elections previously made or to be made; provided that, in the event of any conflict between the terms of this Agreement and the terms of the Retirement Plans, the terms of the Retirement Plans shall govern. The parties agree that Executive shall not make a request prior to January 1, 2015, under the 401(k) Plus Plan for an accelerated distribution of his account balance under such Plan, but that if Executive makes a request on or after January 1, 2015, under §7.4 of such Plan for an accelerated distribution of the remainder of his account balance (with a 5% reduction) in the form of a lump sum, such request shall be honored (and such accelerated distribution shall be made) under the terms of such Plan and section. The Company acknowledges that Executive has paid municipal income tax on a portion of his benefits under the Retirement Plans and that it will, to the extent it determines to be appropriate and in accordance with law, account for such payment in determining any municipal income tax withholding due upon the payments described herein. Upon request, Executive shall provide documentation of prior municipal income tax payment and consult with the Company regarding the legal basis for any actions Executive believes the Company should consider taking under the preceding sentence. In the event that, in connection with a request, recommendation or suggestion by or on behalf of

Executive, the Company does not withhold municipal income tax with respect to all or any portion of any payments described herein, and it is later determined by a court or governmental agency that such municipal income tax should have been withheld, Executive shall indemnify, and promptly reimburse, the Company for any losses and expenses it may incur, including without limitation the amount of any withholding so determined to be due and any penalties with respect thereto.

Section 1.12.Business Expense and Legal Fee Reimbursement. Provided that the Effective Date of the Release has occurred as provided in §1.3 above, then upon such Effective Date, (a) the Company will reimburse Executive for his actual and reasonable business expenses incurred prior to the Date of Retirement, in accordance with the Company’s normal requirements and procedures for same; and (b) the Company will reimburse Executive for his actual and reasonable legal fees and expenses incurred prior to the Date of Retirement, in connection with the consideration, negotiation and documentation of his retirement under this Agreement, in an amount not to exceed an aggregate of $40,000.00.

Section 1.13.Effect of Change in Control. In the event a Change in Control (as defined by Section 409A of the Internal Revenue Code of 1986) of the Company is consummated on or before January 31, 2016, then any salary continuation and retirement benefit amounts set forth in §§1.3, 1.4 and 1.5 hereof that have not yet been paid under this Agreement will accelerate and be payable within ten (10) business days following the consummation of such Change in Control.

Section 1.14.Adequacy of Consideration. Executive hereby agrees and acknowledges that the payments and benefits described in §1.3 through §1.8 and §§1.12 and 1.13 of this Agreement are over and above any entitlements, severance or otherwise, that he may have by reason of his retirement or other termination from employment with the Company, and that such payments and amounts constitute adequate consideration for all of Executive’s covenants and obligations set forth herein, including, but not limited to, the Release and the other obligations of Executive set forth in Article II of this Agreement.

Section 1.15.Receipt of Certain Consideration. In order to receive the payments and benefits described in §§1.3 through 1.8 and §§1.12 and 1.13 of this Agreement, Executive must execute, after (but not before) the Date of Retirement, the Release and such execution of the Release and the expiration of its revocation period without such Release being revoked, must both occur on or prior to September 30, 2014. Thereafter, upon the Effective Date of the Release, Employee shall be entitled to the payments and benefits described in §§1.3 through 1.8 and §§1.12 and 1.13 of this Agreement.

ARTICLE II OTHER OBLIGATIONS OF EXECUTIVE

Section 2.1.Restrictive Covenants. Executive expressly re-affirms and re-acknowledges his agreement to all of his covenants and obligations contained in the Technical Information and Non-Competition Agreement between the Company and Executive dated February 24, 2011 (the “Technical Information and Non-Competition Agreement”), along with Sections 7, 8, 9, 10, 12, and 13 of the Amended and Restated Severance Protection Agreement between the Company and Executive dated December 31, 2008 (the “Severance Protection Agreement”), and further acknowledges and agrees that (i) said covenants and obligations of the Technical Information and Non-Competition Agreement (with the date of Retirement being the date that Executive ceases to work for the Company as contemplated under said Agreement) and (ii) the enumerated sections of the Severance Protection Agreement, along with any other covenants or provisions thereof relating to the enforcement or interpretation of said covenants and sections (the “Surviving Provisions of the Severance Protection Agreement”), survive Executive’s retirement. The parties agree that the Noncompetition Period under Section 7 of the Amended and Restated Severance Protection Agreement shall be the two year period commencing on the Retirement Date.

Section 2.2.Assistance to Company. Executive agrees to make himself available to answer questions concerning business concerns, operations, pending legal concerns and/or litigation, and other special assistance as reasonably may be requested by the Company, through and including the Salary Continuation Period; provided, however, that Executive’s obligations hereunder shall not exceed twenty (20) hours per month through January 31, 2015, and twelve (12) hours per month thereafter through January 31, 2016; unless mutually agreed otherwise; and provided further, that Executive shall be entitled to reimbursement of expenses reasonably incurred by him in his performance of his obligations under this §2.2.

Section 2.3.FDA Consent Decree. The parties agree to use commercially reasonable efforts, and to cooperate with one another, to effectuate the removal of Executive as a signatory to that certain Consent Decree for Permanent Injunction in United States v. Invacare Corporation et al., Case No. 1:12cv3086, United States District Court for the Northern District of Ohio. The Company acknowledges that any losses, costs or reasonable expenses that Executive incurs after the Retirement Date arising solely as a result of the Consent Decree or his removal as a signatory thereto, including the expense of counsel, shall be paid, reimbursed or advanced by the Company in accordance with the Indemnity Agreement (as defined in Section 3.2 below), or if it is determined that any such loss, cost or expense is not subject to the Indemnity Agreement, then, upon submission of adequate evidence of such loss cost or expense, the Company agrees to pay or reimburse Executive or make advances to Executive for any such loss, cost or expense, but only if Executive acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

Section 2.4.Company Property. Upon the Effective Date of the Release, the Company will permit Executive’s continued possession and use of the Apple iPad, iPhone, and an HB EliteBook leased by the Company and provided to Executive, subject to Executive returning such devices to the Company to permit the Company’s information technology personnel to remove any and all Company information from such devices, after which they will be returned to Executive. On or about the expiration of the Company’s lease of said iPad, iPhone, and laptop computer, the Company will transfer ownership of such devices to Executive. Prior to his Retirement Date, Executive shall return all other tangible personal property belonging to the Company, including, but not limited to, all keys, business equipment, and any other computer software and/or hardware not specifically referenced in this §2.4.

Section 2.5.Nondisparagement. Executive agrees not to make any disparaging or generally negative comments regarding the Company Entities or otherwise to communicate with any person in a manner tending to damage the reputation of the Company Entities. Neither the Company, nor any of those employees of the Company who constitute its “named executive officers” (under SEC regulations) for purposes of the

Company’s 2014 proxy statement, will make or issue any public release or other public statement containing disparaging or generally negative comments regarding Executive. The Company will share with Executive, for his review and comment, its draft of a statement and related talking points regarding his retirement from the Company. Executive agrees that any discussion or public statements will be consistent with the published statement and talking points. Nothing contained in this Agreement will preclude any party or other person from providing truthful information in any court, regulatory, or governmental proceeding, investigation or inquiry.

Section 2.6.Permitted Disclosure. Notwithstanding the provisions of the Technical Information and Non-Competition Agreement regarding Non-Disclosure of Confidential Information, and Section 8 of the Severance Protection Agreement regarding Nondisclosure, all of which are re-affirmed and re-acknowledged in §2.1 of this Agreement, Executive may disclose to such persons, without limitation of any kind, who have a need to know, the tax treatment and any facts that may be relevant to the tax structure of his retirement from employment or other transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this §2.6 shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure. The Company will be permitted to disclose a summary of, and copy of, this Agreement in a Form 8-K and other public disclosures to be filed with the SEC.

Section 2.7.Remedy for Breach of Article II. Executive agrees that each of his obligations set forth in Article II of this Agreement are material provisions of this Agreement, without which the Company would not enter into this Agreement, the violation of which by Executive will cause substantial harm to the Company, and that the actual damages resulting from a violation of any section of this Article II by Executive will be difficult or impossible to ascertain. Accordingly, in the event of any violation by Executive of any section of this Article II, and in addition to all legal or equitable remedies available to the Company to remedy such violation, Executive agrees that (i) the Company may terminate all payments and benefits owed to Executive under this Agreement and retain any remaining payments and benefits not as of then paid to Executive as liquidated damages; and (ii) Executive will repay to the Company, upon demand, all amounts paid to him pursuant to Article I of this Agreement prior to the date the Company learns of such violation by Executive, along with any other relief the Court deems to be appropriate and just; provided, however, it is agreed that the payments and benefits made or owed to Executive under any of the plans, programs or agreements referred to Sections 1.9, 1.10, and 1.11 are not subject to termination or repayment by reason of clauses (i) or (ii) of this sentence.

ARTICLE III -- MISCELLANEOUS PROVISIONS

Section 3.1.Entire Agreement. Except as provided in §§2.1 and 3.2 of this Agreement, and except for Executive’s continuing rights under the plans, programs and agreements as specified in Article I, this Agreement contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein, including any offer or other letter agreements, any proxy statement description, or any other such agreement or document. This Agreement terminates the Severance Protection Agreement, which shall be of no further force or effect, except for the Surviving Provisions of the Severance Protection Agreement. This Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.

Section 3.2.Survival of Agreements. Notwithstanding anything to the contrary in this Agreement, the parties agree that (i) the Indemnity Agreement between the Company and Executive dated May 24, 2001 (the “Indemnity Agreement”) shall survive Executive’s retirement and his execution of this Agreement; and (ii) the Change in Control Agreement between the Company and Executive dated as of December 31, 2008 (“Change in Control Agreement”), shall survive and remain in effect until January 31, 2016 whereupon it shall terminate and be of no further force and effect, unless a Change in Control (as defined in said Agreement) has occurred prior to January 31, 2016, in which case the Change in Control Agreement shall not terminate other than by its terms.

Section 3.3.Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

Section 3.4.Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 3.5.No Assignment. This Agreement is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof.

Section 3.6.Originals. Two (2) copies of this Agreement shall be executed as “originals” so that both Executive and the Company may possess an “original” fully executed document. The parties hereto expressly agree and recognize that each of these fully executed “originals,” which may be signed in counterparts, shall be binding and enforceable as an original document representing the agreements set forth herein.

Section 3.7.Governing Law; Jurisdiction; Venue. This Agreement shall be governed under the laws of the State of Ohio. The Company and Executive each consent to venue and personal jurisdiction over them in any state or federal court with jurisdiction over Lorain County, Ohio, for the purpose of construction and enforcement of this Agreement.

Section 3.8.Acknowledgement by Company. To the knowledge of the Company, it does not currently have a claim against Executive. The "knowledge" of the Company means the actual knowledge of the named executive officers of the Company listed in the Company’s 2013 proxy statement (other than Executive).

Section 3.9.Withholding. The Company shall have the right to withhold from any payments and benefits under this Agreement any and all amounts necessary for payroll taxes and other withholdings.

Section 3.10.Further Assurances. In case at any time after the Effective Date of the Release, any further actions are necessary or desirable to carry out the purposes of any of the provisions of this Agreement, each party shall, as promptly as reasonably practicable, execute and deliver all such documents, and take all such other actions, in order to give full effect to the provisions of this Agreement.

Section 3.11.Compliance with Section 409A; Taxes. It is the intention and purpose of the Company that this Agreement and all benefits provided hereunder or in connection herewith shall be, at all relevant times, in compliance with (or exempt from) Section 409A of the Internal Revenue Code of 1986, as amended and related regulations (the “Code”), and this Agreement and such benefits shall be so interpreted and administered. In this regard, the payments set forth in §1.3 of this Agreement are intended to be exempt from Section 409A of the Code under, inter alia, the short-term deferral exemption. Notwithstanding anything herein to the contrary, (i) if at the Date of Retirement Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of Executive’s termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Date of Retirement (or the earliest date as is permitted under Section 409A of the Code), (ii) any reimbursements provided under this Agreement, including reimbursement of business expenses provided under §1.12 of this Agreement, shall be made no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense was incurred; in addition, the amounts eligible for reimbursement during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement in any other taxable year under this Agreement, (iii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax or result in an additional cost to the Company, and (iv) each payment hereunder (including without limitation each monthly payment or payment made on a payroll period basis, even if it might otherwise be part of a series of installment payments) shall constitute a separate payment hereunder for purposes of Section 409A of the Code. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this §3.11; provided that notwithstanding any other provision in this Agreement or otherwise, neither the Company nor any of its employees or representatives shall have any liability to Executive or any beneficiary or dependent with respect thereto or with respect to the tax consequences or effects to them of any of the provisions of, or benefits or payments provided under, pursuant to or in connection with, this Agreement (including under the plans and programs referred to herein).

IN WITNESS WHEREOF, Executive and the Company agree as set forth above.

DATE OF EXECUTION BY EXECUTIVE:		AGREED TO AND ACCEPTED BY:

July 23, 2014		/s/ Gerald B. Blouch
Gerald B. Blouch

EXECUTION WITNESSED BY:

/s/ Michael G. Riley

DATE OF EXECUTION BY COMPANY:		AGREED TO AND ACCEPTED BY
INVACARE CORPORATION

July 23, 2014	BY:	/s/ Patricia A. Stumpp

	TITLE:	Senior Vice President,
Human Resources

EXECUTION WITNESSED BY:

/s/ Anthony C. LaPlaca

GENERAL RELEASE OF CLAIMS

Gerald B. Blouch ("Executive") and Invacare Corporation (the “Company"), in exchange for their mutual covenants and obligations set forth herein, hereby agree as follows:
1.Executive’s Release. For consideration in the form of the payments and benefits described in the Retirement Agreement and Release between Employee and the Company dated July __, 2014 (the “Retirement Agreement”), Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination or anti-retaliation statutes or regulations, including but not limited to Title VII of the Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (“FMLA”), Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney's fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive's employment and separation from employment which have occurred prior to the date this Release of Claims (“Release”) becomes effective pursuant to Section 7 hereof (the “Effective Date”), or which may arise as a result of his retirement as of the Retirement Date, except those matters specifically set forth herein, and except for any health, welfare, pension or retirement benefits, if any, which may have vested on Executive's behalf prior to his retirement under the generally applicable terms of such programs, and except for any claims arising solely out of Executive’s status as a shareholder of the Company, and except for any rights Executive has under any applicable policies of Directors and Officers liability insurance, and except for any rights Executive has under the Indemnity Agreement.

2.Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Release, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Release. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Release.

3.Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. Through his signature below, Executive represents that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release and the related Retirement Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Release to ensure that Executive’s execution of this Release is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Release and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Release, Executive may elect to execute this Release prior to the end of such 21-day period. If Executive elects to execute this Release prior to the end of such 21-day period, then by his signature below, Executive represents that he has consulted with, and been represented by, his chosen legal counsel, and his decision to accept this shortening of the time was knowing and voluntary, and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Release prior to end of such 21-day consideration period. The parties agree changes, whether material or immaterial, to this Release shall not restart the running of the twenty-one (21) day time period.

4.Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Release, Executive may revoke this Release by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Patricia A. Stumpp, Senior Vice President--Human Resources, Invacare Corporation, One Invacare Way, Elyria, OH 44035, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Release, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Release.

5.Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Release, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, Executives and/or agents to induce Executive to enter into this Release, other than as specifically set forth herein and that Executive is fully competent to enter into this Release and has not been pressured, coerced or otherwise unduly influenced to enter into this Release and that Executive has voluntarily entered into this Release of Executive's own free will. Executive further acknowledges that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release. The parties agree that any capitalized terms not otherwise defined herein shall have the meaning given to them in the Retirement Agreement.

6.Governing Law. This Release shall be governed under the laws of the State of Ohio.

7.Effective Date. This General Release of Claims shall become effective only upon (a) execution of this General Release of Claims by Executive after the expiration of the twenty-one (21) day consideration period described in §3 of this General Release of Claims, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this General Release of Claims after execution by Executive described in §4 of this General Release of Claims without this General Release of Claims being revoked, but only if such execution and expiration of the revocation period both occur on or prior to [September 30, 2014].

CAUTION TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS GENERAL RELEASE OF CLAIMS.

DATE OF EXECUTION BY EXECUTIVE:		AGREED TO AND ACCEPTED BY:

Gerald B. Blouch

EXECUTION WITNESSED BY:

DATE OF EXECUTION BY COMPANY:		AGREED TO AND ACCEPTED BY
INVACARE CORPORATION

BY:

TITLE:

EXECUTION WITNESSED BY:

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